Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-162185, 333-175569 and 333-191912) of EPL Oil & Gas, Inc. of our report dated September 23, 2014 with respect to the consolidated financial statements of EPL Oil & Gas, Inc. and subsidiaries as of June 30, 2014, and for the periods from January 1, 2014 to June 3, 2014 and from June 4, 2014 to June 30, 2014, which appears in this Transition Report on Form 10-K.

/s/ UHY LLP

Houston, Texas

September 23, 2014